Exhibit 10.11
Annual Bonus Plan
Adopted by the Compensation Committee of the Board of Directors of
SFBC International, Inc.
On
May 17, 2005
For the 12-month period beginning April 1, 2005, the maximum annual bonus payable to Drs. Krinsky and Holmes and Messrs. Hantman and Natan shall be 100% of their respective base salaries. The annual bonus shall be comprised of the following five independent components with the maximum amount payable under each component equal to 20% of the executive’s base salary, based upon the attainment of agreed upon targets:
1. Revenue;
2. Net income;
3. Earnings per share;
4. Stock price; and
5. Operational goals.